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                                   EXHIBIT 4.2

       Form of First Sterling Banks, Inc. 2000 Directors Stock Option Plan
                             Stock Option Agreement



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                           FIRST STERLING BANKS, INC.

                        2000 DIRECTORS STOCK OPTION PLAN

                             STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT (the "Option Agreement") is made and entered into effective as of the 12th day of July, 2000 by and between FIRST STERLING BANKS, INC. (the "Corporation") and __________________________, a resident of the State of Georgia (the "Optionee"). This Option Agreement is entered into by the Corporation and the Optionee pursuant to First Sterling Banks, Inc. 2000 Directors Stock Option Plan (the "Plan"). The Plan is incorporated herein by reference and made a part of this Option Agreement. Defined terms in the Plan shall have the same definition herein.

1. STOCK OPTION.

     The Corporation hereby grants to the Optionee the option (the "Option") to purchase fifteen thousand, nine hundred seventy-three (15,973) shares (the "Shares") of the Common Stock (the "Common Stock") of the Corporation in accordance with the terms and subject to the restrictions hereinafter set forth.

     The Option has been granted on the date of this Option Agreement and shall terminate on July 11, 2010 unless sooner terminated in whole or in part as follows:

     (a) The Option shall terminate immediately upon the violation by the Optionee of the Non-Competition Condition. A good faith determination by the Board that the Optionee has violated or is in violation of the Non-Competition Condition shall be conclusive for all purposes hereunder. The Non-Competition Condition is as follows: During the term of the Option, the Optionee shall not (except on behalf of, or with the prior written consent of, the Corporation) for a Competing Business located within the Area, either directly or indirectly, on his or her own behalf, or in the service or on behalf of others, as a principal, partner, organizer, officer, director, emeritus or advisory director, manager, consultant, or an employee whose duties include business development, marketing or public relations, work for, engage or participate in any such Competing Business.


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     (b) The Option shall terminate on the date which is two (2) years from the date that the Optionee ceases to be a Director or an Emeritus Director by reason of his or her death.

2. EXERCISE OF OPTION.

     The Option may be exercised in whole or in part at any time prior to its termination, provided that the Option may not be exercised prior to six (6) months following the date hereof except as provided in Section 11 of the Plan (the "Exercise Period").

     The Option shall be exercised by written notice directed to the Secretary of the Corporation at P.O. Box 2147, Marietta, Georgia 30061. Such written notice shall be accompanied by payment in full in cash or by check or shares of the Common Stock previously held by the Optionee or any contribution which equals in value the Option Price for the number of Shares specified in such written notice.

3. OPTION PRICE.

     The price per share at which Shares may be purchased pursuant to exercise of the Option (the "Option Price") shall be $11.625 (which amount has been determined by the Board to be the fair market value per share of the Common Stock on the date that this Option is granted).

4. NONTRANSFERABILITY.

     The Option is not transferable except by will or by the laws of descent and distribution.

5. LIMITATION OF RIGHTS.

     The Optionee or the personal representative of the Optionee shall have no rights as a stockholder with respect to the Shares covered by the Option until the Optionee or the personal representative of the Optionee shall become the holder of record of such Shares.

6. STOCK RESERVE.

     The Corporation shall at all times during the Exercise Period under this Option Agreement reserve and keep available such number of Shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement and shall pay all original issue taxes (if any) on the exercise of the Option and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

7. RESTRICTIONS ON TRANSFER AND PLEDGE.

     Except as provided in Section 4 hereof, the Option and all rights and privileges granted hereunder shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the


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Option or any right or privilege granted hereunder, except as provided herein, or upon the levy or any attachment or similar process upon the rights and privileges herein conferred, the Option and the rights and privileges hereunder shall become immediately null and void.

8. RESTRICTIONS ON ISSUANCE OF SHARES.

     If at any time the Board shall determine, in its discretion, that listing, registration or qualification of the Shares covered by the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

9. PLAN CONTROLS.

     In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Option Agreement, the provisions of the Plan shall be controlling and determinative.

10. SUCCESSORS.

     This Agreement shall be binding upon any successor of the Corporation in accordance with the terms of this Option Agreement and the Plan.

     IN WITNESS WHEREOF, the Corporation, acting by and through its duly authorized officers, has caused this Option Agreement to be executed and the Optionee has executed this Option Agreement, all as of the day and year first above written.

                                           FIRST STERLING BANKS, INC.

                  [SEAL]

Attest:                                    By:
                                                   Edward C. Milligan
                                                   President

By:
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                         [CONTINUED FROM PRECEDING PAGE]


                                    OPTIONEE:




                                    _______________________________




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